Exhibit 5.1

August 26, 2011

Board of Directors
Location Based Technologies, Inc.
49 Discovery, Suite 260
Irvine, California 92618

Re:           Registration Statement on Form S-1

Lady and Gentlemen:

We have acted as special counsel to Location Based Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (the “Registration Statement”) relating to the public sale of 59,054,079 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), offered for resale by certain selling stockholders.  The Shares consist of (i) 50,000,000 shares of Common Stock outstanding on the date hereof (the “Outstanding Shares”) and (ii) 9,054,079 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants outstanding as of the date hereof (the “Warrants”).

In rendering this opinion, we have examined (i) the Registration Statement, (ii) the articles of incorporation and the bylaws of the Company as presently in effect, (iii) various resolutions of the Company’s Board of Directors, and (iv) such statutory provisions, certificates and other documents as we have deemed necessary or appropriate.  We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of those copies.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain information and representations obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing and subject to the limitations set forth below, we are of the opinion that (i) the Outstanding Shares included in the Registration Statement for sale by the selling stockholders are legally issued, fully paid and nonassessable and (ii) the Warrant Shares included in the Registration Statement for sale by the selling stockholders, when issued and delivered against payment therefor on exercise of and in accordance with the provisions of the Warrants, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part of the Registration Statement.  In giving such opinion, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Our opinions are based solely upon the Federal laws of the United States, the Nevada Business Corporation Act (Chapter 78 of the Nevada Revised Statutes) (the “Nevada Corporation Act”), the Nevada Constitution, and reported judicial decisions interpreting the Nevada Corporation Act and the Nevada Constitution.

Very truly yours,

LOCKE LORD BISSELL & LIDDELL LLP

By:	/s/ Neal H. Brockmeyer
Neal H. Brockmeyer